Exhibit 16.1

[Letterhead of Ernst & Young LLP]

March 1, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Ladies & Gentlemen:

Please refer to our letter to you dated February 5, 2018 included as an exhibit in ExlService Holdings, Inc. Form 8-K filed on February 6, 2018. We have read Item 4.01 of the Current Report on Form 8-K of ExlService Holdings, Inc. to be filed on March 1, 2018 and are in agreement with the statements contained in paragraph 2 therein. We have no basis on which to agree or disagree with other statements of the registrant contained therein.

Yours truly,

/s/ ERNST & YOUNG LLP